                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                SCHEDULE 13G

                              (Amendment No. 1)

                 Under the Securities and Exchange Act of 1934



                                 CONNECT, INC.
                                (Name of Issuer)

                         Common Stock, $.001 par value
                        (Title of Class of Securities )


                                   207528100
                                 (CUSIP NUMBER)

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company L.L.C.
      943015811

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,483,968
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,483,968
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,483,968

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.34%, based on 18,622,858 total shares outstanding as of January 23,
      1997

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (Limited Liability Company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company Hybrid Fund I
      A California Limited Partnership
      943089657

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,888,707
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,888,707
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,888,707

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.14%, based on 18,622,858 total shares outstanding as of January 23,
      1997

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company Hybrid Fund II
      943088073

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          197,946
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          197,946
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      197,946

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.06%, based on 18,622,858 total shares outstanding as of January 23,
      1997

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 4 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company Hybrid Fund I SLP,
      943091526

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          365,497
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          365,497
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      365,497

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.96%, based on 18,622,858 total shares outstanding as of January 23,
      1997

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 5 of 11 pages

Item 1(a) Name of Issuer.

          CONNECT,Inc.

Item 1(b) Address of Issuer's Principal Executive Offices.

          515 Ellis Street
          Mountain View, CA  94043

Item 2(a) Name of Person Filing.

          Volpe, Welty & Company L.L.C.

          Volpe, Welty & Company Hybrid Fund I,
          A California Limited Partnership

          Volpe, Welty & Company Hybrid Fund II,
          A California Limited Partnership

          Volpe, Welty & Company Hybrid Fund I SLP,
          A California Limited Partnership(See Exhibit B)


Item 2(b) Address of Principal Business Office.

          One Maritime Plaza, 11/th/ Floor
          San Francisco, CA  94111

Item 2(c) Citizenship.

          California

Item 2(d) Title of Class of Securities.

          Common Stock, $.001 par value

Item 2(e) CUSIP Number.

          207528100

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [_] Broker Dealer registered under Section 15 of the Act
          (b) [_] Bank as defined in Section 3(a)(6) of the Act
          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [_] Investment Company registered under Section 8 of the Investment Company Act
          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)
          (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         (a) Amount Beneficially Owned

                   Volpe, Welty & Company L.L.C.*                2,483,968
                   Volpe, Welty & Company Hybrid Fund I
                   A California Limited Partnership              1,888,707
                   Volpe, Welty & Company Hybrid Fund II
                   A California Limited Partnership                197,946
                   Volpe, Welty & Company Hybrid Fund I SLP
                   A California Limited Partnership                365,497

                  *Volpe, Welty & Company L.L.C                     31,818
                   Volpe, Welty & Company Hybrid Fund I
                   A California Limited Partnership              1,888,707
                   Volpe, Welty & Company Hybrid Fund II
                   A California Limited Partnership                197,946
                   Volpe, Welty & Company Hybrid Fund I SLP
                   A California Limited Partnership                365,497
                                                                 ---------
                   Total Volpe, Welty & Company L.L.C.           2,483,968

         (b) Percent of Class

                   Volpe, Welty & Company L.L.C                      13.34%
                   Volpe, Welty & Company Hybrid Fund I
                   A California Limited Partnership                  10.14%
                   Volpe, Welty & Company Hybrid Fund II
                   A California Limited Partnership                   1.06%
                   Volpe, Welty & Company Hybrid Fund I SLP
                   A California Limited Partnership                   1.96%

             (*based on 18,622,858 total shares outstanding as of January 23, 1997)

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote

             (ii)  shared power to vote or to direct vote
                   Volpe, Welty & Company L.L.C.                 2,483,968
                   Volpe, Welty & Company Hybrid Fund I
                   A California Limited Partnership              1,888,707
                   Volpe, Welty & Company Hybrid Fund II
                   A California Limited Partnership                197,946
                   Volpe, Welty & Company Hybrid Fund I SLP
                   A California Limited Partnership                365,497

             (iii) sole power to dispose or to direct disposition of

             (iv)  shared power to dispose or to direct disposition of
                   Volpe, Welty & Company L.L.C.                 2,483,968
                   Volpe, Welty & Company Hybrid Fund I
                   A California Limited Partnership              1,888,707
                   Volpe, Welty & Company Hybrid Fund II
                   A California Limited Partnership                197,946
                   Volpe, Welty & Company Hybrid Fund I SLP
                   A California Limited Partnership                365,497

Item  5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

         not applicable

Item 8.  Identification and Classification of Members of the Group.

         not applicable

Item 9.  Notice of Dissolution of the Group.

         not applicable

Item 10. Certification.

         Not applicable

Signatures

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.


February 6, 1998
-----------------
Date


Volpe, Welty & Company L.L.C.

/s/ Thomas S. Volpe
-------------------
Thomas S. Volpe,
----------------
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND I
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND II,
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND I SLP,
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner

Exhibit A

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 2,483,968 Shares of the Common Stock of Connect, Inc. held by Volpe, Welty & Company L.L.C., Volpe, Welty & Company Hybrid Fund I, A California Limited Partnership, Volpe, Welty & Company Hybrid Fund II, A California Limited Partnership, and Volpe, Welty & Company Hybrid Fund I SLP, A California Limited Partnership.


February 6, 1998
-----------------
Date


Volpe, Welty & Company L.L.C.

/s/ Thomas S. Volpe
-------------------
Thomas S. Volpe,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND I
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND II,
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND I SLP,
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner

Exhibit B

Managing Members and General Partners of:
1)  Volpe, Welty & Company L.L.C.
2)  Volpe, Welty & Company Hybrid Fund I, A California Limited Partnership
3)  Volpe, Welty & Company Hybrid Fund II, A California Limited Partnership
4)  Volpe, Welty & Company Hybrid Fund I SLP, A California Limited Partnership

Set forth below, with respect to each managing or general partner of the above mentioned is the following: (a) name; (b) business address; and (c) citizenship.

1)         (a)   Thomas S. Volpe
           (b)   c/o Volpe, Welty & Company
                 One Maritime Plaza, 11/th/ Floor
                 San Francisco, CA  94111
           (c)   United States Citizen

2)         (a)   William B. Welty
           (b)   c/o Volpe, Welty & Company
                 One Maritime Plaza, 11/th/ Floor
                 San Francisco, CA  94111
           (c)   United States Citizen

3)         (a)   William B. Welty
           (b)   c/o Volpe, Welty & Company
                 One Maritime Plaza, 11/th/ Floor
                 San Francisco, CA  94111
           (c)   United States Citizen

4)         (a)   William B. Welty
           (b)   c/o Volpe, Welty & Company
                 One Maritime Plaza, 11/th/ Floor
                 San Francisco, CA  94111
           (c)   United States Citizen